Exhibit 5.01

[HOGAN & HARTSON L.L.P.]

May 23, 2006

Board of Directors

Under Armour, Inc.

1020 Hull Street, 3rd Floor

Baltimore, MD 21230

Ladies and Gentlemen:

We are acting as Maryland counsel to Under Armour, Inc., a Maryland corporation (the “Company”), in connection with its registration statement on Form S-1, file no. 333-133951, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 8,352,639 shares of the Company’s Class A common stock (the “Shares”), all of which are to be sold by the stockholders identified in the Registration Statement, of which 6,402,639 shares are shares of the Company’s Class A common stock (the “Class A Shares”) and 1,950,000 shares are shares of the Company’s Class B common stock (the “Class B Shares”), which will automatically convert into shares of the Company’s Class A common stock upon their sale in the proposed public offering (the “Conversion”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Charter of the Company (the “Charter”), as certified by the Maryland State Department of Assessments and Taxation on May 23, 2006 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

Board of Directors

Under Armour, Inc.

May 23, 2006

3.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	The proposed form of Underwriting Agreement among the Company and the several Underwriters to be named therein, for whom Goldman Sachs & Co. will act as representatives, filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”)

5.	Certain resolutions of the Board of Directors of the Company, certain resolutions of the stockholders of the Company, and the stock record books of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, the issuance and sale of the Shares (collectively, the “Board Resolutions”).

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares were issued in accordance with the terms specified in the Board Resolutions. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1.    the Class A Shares are validly issued, fully paid and nonassessable,

Board of Directors

Under Armour, Inc.

May 23, 2006

2.    the Class B Shares are validly issued, fully paid and nonassessable, and

3.    upon the sale of the Class B Shares to the several underwriters pursuant to the Underwriting Agreement and the consequent Conversion, the shares of Class A common stock issued upon the Conversion will be validly issued, fully paid and nonassessable.

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This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Validity of Class A Common Stock” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.